Amendment No. 1
to the
Shareholder Information Sharing Agreement (the “Agreement”), dated March 13, 2007 between
Transamerica Life Insurance Company
And
First Eagle Variable Funds f/k/a First Eagle Variable Funds, Inc., and
FEF Distributors, LLC,
f/k/a First Eagle Funds Distributor, a division of ASB Securities, LLC

All defined terms in the Agreement are applicable to this Amendment.

Effective this _31_ day of December, 2012, the Agreement is amended as follows:

1.	The first paragraph of Section 1. “Agreement to Provide Information” is hereby deleted in its entirety and replaced by the following.

1.   Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”),* or other government-issued identifier (“GII”) and the Contract owner number associated with the Variable Insurance Product owner, if known, of any or all Variable Insurance Product owners(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund shares held through an account maintained by the Intermediary during the period covered by the request.  Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Variable Insurance Product owner-Initiated Transfer Purchases or Variable Insurance Product owner-initiated Transfer Redemptions.  Such requested information shall be provided by the Intermediary to the Fund at the following e-mail address, which can be changed from time to time by an amendment to this Agreement executed by both parties:  mfops@firsteaglefunds.com

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will continue to be in full force and effect.

In Witness Whereof, the following duly authorized officers have caused this Amendment to be executed:

Transamerica Life                                                     First Eagle Variable Funds
Insurance Company

By:       /s/ John T. Mallett___________                                                   By:       /s/ Michael ________________
Name:  John T. Mallett______________                                                  Name:  Michael_____
Title:    Vice President                                                                     Title:   Vice President
Date:           12-19-12                                                   Date:   12/31/12

FEF Distributors, LLC

By:       /s/ Robert Bruno____________
Name:  Robert Bruno
Title:   President
Date:    1/15/13

*  According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX.  The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA).  SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.